EXHIBIT 10.4

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 14, 2005, by and between COMPREHENSIVE CARE CORPORATION, a Delaware corporation (the “Employer”), and MARY JANE JOHNSON, an individual residing in the State of Florida (the “Executive”). Hereinafter, the Employer and the Executive are sometimes referred to individually as a “Party” and together as the “Parties.”

W I T N E S S E T H:

     WHEREAS, the Parties have entered into an Employment Agreement, dated February 1, 2003, pursuant to which the Executive is employed as the President and Chief Executive Officer of the Employer (the “Employment Agreement”); and

     WHEREAS, the Parties desire to hereby amend the Employment Agreement in the manner specified herein.

     NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

     1. Definitions. All capitalized terms appearing in this Agreement and defined in the Employment Agreement shall have the definitions ascribed thereto in the Employment Agreement, unless otherwise specifically provided for herein.

     2. Amendment to Article XI. Article XI of the Employment Agreement is hereby amended by deleting said section in its entirety and replacing it with the following:

     This Agreement shall have an initial term commencing February 1, 2003 and terminating on May 31, 2006. This Agreement shall be automatically renewed and extended on its same terms and conditions for up to two consecutive eighteen month periods unless either party gives written notice to the other at least six months prior to the initial termination date or renewal termination date, as the case may be, of its intention not to renew. In the event that the Company notifies Executive of its intent not to renew this Agreement, the Company agrees to pay to Executive, upon the expiration of this Agreement without renewal, a lump sum severance payment equal to two (2) years Base Salary. In addition, and commencing upon the expiration of this Agreement without renewal, the Company shall, at its expense, continue to provide Executive with her existing healthcare insurance coverage for 18 months or such shorter period that the Company may legally continue Executive’s healthcare insurance, in which case the Company shall reimburse Executive for the cost of comparable healthcare insurance coverage for Executive and her dependents for the period commencing the time of termination or discontinuance of Executive’s existing healthcare insurance and 18 months following Executive’s separation from the Company. However, no such entitlement will continue once Executive has coverage through another employer or has been added onto coverage available through her spouse’s employer if applicable.

     3. Amendment to Article XII. Article XII of the Employment Agreement is hereby amended by deleting said section in its entirety and replacing it with the following:

     In the event that the Executive becomes totally disabled so that she is unable or prevented from substantially performing her usual duties as set forth in Article III hereunder after sixty (60) days following a triggering event, she will be considered terminated without cause as defined under Article XIII (C). Full salary and benefits will continue during the sixty (60) day period. The obligation of the Company to make the aforesaid payments shall be modified and reduced and the Company shall receive a credit for all disability insurance payments which Executive may receive or to which she may become entitled; provided, however, that the premiums for such disability insurance had been paid by the Company or had been reimbursed to Executive by the Company.

     4. Amendments to Article XIII(C). In Article XIII, Section (C) of the Employment Agreement, in the last sentence, the words “curtailment or diminution of the Executive’s duties and responsibilities” are hereby deleted and replaced with “or total disability as defined in Article XII herein.”

     5. Amendment to Article XIII(D). Article XIII is hereby amended by adding the following language as Section (D) of said article:

     (D) In the event the Company materially curtails or diminishes Executive’s duties and responsibilities, Executive may elect to voluntarily terminate her employment after providing at least sixty (60) days notice of her intent to do so, regardless of whether the term of this Agreement shall have expired. Materiality, for purposes of this paragraph, shall include, but not be limited to, inserting an employee between Executive and the Board of Directors, or between Executive and her direct reports, or excluding Executive from the strategic planning process. In the event Executive’s employment is terminated under the terms of this paragraph, she will receive a severance benefit equal to the greater of the Executive’s Base Salary for the unexpired term of the Agreement, or an amount equal to two times the amount of Executive’s Base Salary, whichever is greater.

     6. Miscellaneous. Except as specifically set forth in this Agreement, all of the terms and provisions of the Employment Agreement shall continue to remain in full force and effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one document. This Agreement, together with the Employment Agreement, contains the final, complete, and exclusive expression of the Parties’ understanding and agreement concerning the matters contemplated herein and supersedes any prior or contemporaneous agreement of representation, oral or written, among them.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Employment Agreement on the day and year first written above.

COMPREHENSIVE CARE CORPORATION			MARY JANE JOHNSON

By:	/s/	Robert J. Landis	By:	/s/	Mary Jane Johnson

Name: Robert J. Landis				Mary Jane Johnson, individually
Title: Chairman, Chief Financial Officer, and
Treasurer

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